NATIONWIDE LIFE INSURANCE COMPANY

[10350 ORMSBY PARK PLACE

LOUISVILLE, KY 40223]

PRO 4SM OPTION

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the PRO 4 OPTION SPECIFICATIONS PAGE (“Option Specifications Page”).

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract. Terms not defined in this option have the meaning given to them in the Contract.

This option provides a guaranteed Lifetime Withdrawal benefit so long as there is a positive Current Income Benefit Base even after the Contract Value is reduced to zero due to: (i) Standard Adviser Fees, (ii) the additional charge for this option, or (iii) negative investment experience, and/or (iv) Lifetime Withdrawals. A one-time Non-Lifetime Withdrawal is also permitted subject to the terms of this option. There is an additional charge for this option. For purposes of this option, references to “Contract Owner” also apply to the Annuitant if the contract is owned by a non-natural owner.

This option is irrevocable.

Warnings:

(1)

This option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in item (4) of the Termination section of this option.

(2)	The Current Income Benefit Base cannot be Surrendered as a lump sum and is not payable as a Death Benefit.

(3)	Excess Surrenders, Early Surrenders, Excess Adviser Fees, and/or election of the Non-Lifetime Withdrawal could reduce future benefits under this option by more than the dollar amount of the Surrender.

(4)	Surrenders prior to age 59 1⁄2 may result in the immediate application of taxes and penalties under Section 72 of the Internal Revenue Code (“Code”).

(5)

Unless the Contract Owner requests a Non-Lifetime Withdrawal or takes Standard Adviser Fees and/or Excess Adviser Fees, the first Surrender after the date on which the Determining Life, or younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2 constitutes the first Lifetime Withdrawal, even if such Surrender is taken to meet minimum distribution requirements under the Code.

(6)

The RMD privilege, as described in the Calculation of the Current Income Benefit Base After Lifetime Withdrawals Begin - Excess Surrenders section, is not available during the calendar year of the Option Effective Date.

(7)	After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments. See the Additional Purchase Payments section for additional details.

(8)	Once the Contract Value is zero, Standard Adviser Fees, Excess Adviser Fees and Excess Surrenders are no longer permitted.

ICC20-VARR-0132AO	1	(Compact Standard) (11/2020)

(9)

If the Contract Value falls to zero because of Excess Surrenders, Excess Adviser Fees, and/or a Non-Lifetime Withdrawal, the Current Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

(10)

Nationwide may offer later versions of this option on a prospective basis to new purchasers with different charges and/or benefits. Later versions do not constitute changes to previously issued options unless expressly stated.

Definitions

The following definitions are added to the Contract:

Annual Adviser Fee Allowance - An amount used to determine whether a Surrender from the Contract to pay investment advisory fees is a Standard Adviser Fee or an Excess Adviser Fee. The Annual Adviser Fee Allowance is equal to the Annual Adviser Fee Allowance Percentage shown on the Option Specifications Page multiplied by the average daily Contract Value for the current Contract Year as of the Valuation Date that the Surrender to pay investment advisory fees is taken.

Current Income Benefit Base - The Original Income Benefit Base adjusted throughout the life of the Contract to account for subsequent Purchase Payments, Early Surrenders, Excess Surrenders, Excess Adviser Fees, reset opportunities, and the Non-Lifetime Withdrawal. After the first Lifetime Withdrawal, this amount is multiplied by the Lifetime Withdrawal Percentage to determine the Lifetime Withdrawal Amount for any given calendar year.

Determining Life - The person designated as Contract Owner on the application (Annuitant in the event of a non-natural Contract Owner).

Early Surrender - Any Surrender taken before the Withdrawal Start Date, excluding a Non-Lifetime Withdrawal, Excess Adviser Fees, and Standard Adviser Fees.

Excess Adviser Fee - Any Surrender or combination of Surrenders from the Contract to pay investment advisory fees in excess of the Annual Adviser Fee Allowance for the current Contract Year.

Excess Surrender - Any Surrender or combination of Surrenders taken after the first Lifetime Withdrawal that exceeds the Lifetime Withdrawal Amount excluding Standard Adviser Fees and Excess Adviser Fees.

Joint Determining Life - The spouse of the Determining Life upon whose lifetime withdrawals under this option may also be based. A Joint Determining Life may only be named when the Joint Option is elected.

Joint Option - An election allowing the spouse of the Determining Life to be named as a Joint Determining Life.

Lifetime Withdrawal(s) - A surrender of all or a portion of the Lifetime Withdrawal Amount.

Lifetime Withdrawal Amount - The maximum amount that can be Surrendered as a Lifetime Withdrawal during a calendar year after the Withdrawal Start Date without reducing the Current Income Benefit Base. It is calculated annually, on each January 1, by multiplying the Current Income Benefit Base by the Lifetime Withdrawal Percentage.

Lifetime Withdrawal Percentage - A specified percentage based on the age of the Determining Life at the time the first Lifetime Withdrawal is taken. In cases where the Joint Option has been elected, the Lifetime Withdrawal Percentage will be determined based on the age of the younger of the Determining Life and Joint Determining Life at the time the first Lifetime Withdrawal is taken. Please refer to the applicable Lifetime Withdrawal Percentages table in the Option Specifications Page.

Non-Lifetime Withdrawal - A one-time only election to take a Surrender after the first Option Anniversary and before the Withdrawal Start Date that will not be treated as a Lifetime Withdrawal. The Non-Lifetime Withdrawal can only be taken on or after the date on which the Determining Life, or the younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2.

ICC20-VARR-0132AO	2	(Compact Standard) (11/2020)

Option Anniversary - Each recurring one-year anniversary beginning with the Option Effective Date.

Option Year - Beginning with the Option Effective Date, each one-year period this option remains in-force.

Original Income Benefit Base - The Contract Value on the Option Effective Date.

Permitted Investment Options - Sub-Accounts and/or asset allocation models Nationwide designates for availability with this option. (The Fixed Account, if available under the Contract, is not a Permitted Investment Option, except as the originating account for certain dollar cost averaging programs).

Standard Adviser Fee - Any Surrender or combination of Surrenders from the Contract during a Contract Year to pay investment advisory fees that is less than or equal to the Annual Adviser Fee Allowance for the current Contract Year.

Withdrawal Start Date - The date on which the Contract Owner elects to begin Lifetime Withdrawals which must be on or after the date on which the Determining Life, or younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2.

Additional Charge

Beginning on the first Option Anniversary, Nationwide will deduct an additional charge for this option, up to the “Guaranteed Maximum Charge for GLWB Option without the Joint Option” shown on the Option Specifications Page. The additional charge for this option is assessed as a percentage of the Current Income Benefit Base on each Option Anniversary. A prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary. The charge will not reduce the Current Income Benefit Base. The charge will reduce the Contract Value by the gross dollar amount of the charge.

If the Joint Option is elected, Nationwide will deduct a charge in addition to the base charge under this option and/or is likely to offer lower Lifetime Withdrawal Percentages. If a charge is assessed for the Joint Option, it will be up to the difference between (i) the “Guaranteed Maximum Charge for GLWB Option with the Joint Option” and (ii) the “Guaranteed Maximum Charge for GLWB Option without the Joint Option,” both shown on the Options Specifications Page. If a charge is assessed for the Joint Option, it is also assessed as a percentage of the Current Income Benefit Base on each Option Anniversary, and a prorated charge for any partially completed Option Year will also be deducted upon full Surrender of the Contract. The charge is deducted proportionally from the elected Permitted Investment Options on each Option Anniversary. Lifetime Withdrawal Percentages with and without election of the Joint Option are stated in the Option Specifications Page.

The Additional Charge is stated in the Contract Specifications Page and is guaranteed under the conditions stated in this option and in effect on the Option Effective Date.

An election to reset the Current Income Benefit Base under the terms specified in the Reset Opportunities - Non-Automatic Reset Opportunities section may result in an increase to the GLWB Option charge, subject to the Guaranteed Charge for GLWB Option without the Joint Option or the Guaranteed Maximum Charge for GLWB Option with the Joint Option, as applicable.

Investment Allocation and Transfer Restrictions

While this option is in-force, the Contract Owner may only allocate new Purchase Payments and transfer Contract Value to and from Permitted Investment Options. Nationwide reserves the right to restrict allocations to Permitted Investment Options in which the Contract Owner is already invested after the election of this option. Nationwide may substitute Permitted Investment Options available to the Contract Owner when any previously Permitted Investment Option(s) are no longer available to the Variable Accounts or if Nationwide’s management determines that any previous Permitted Investment Option(s) are no longer appropriate for the purposes of the Contract or this option. The Contract Owner will be notified in writing of any changes to the Permitted Investment Options. One or more Permitted Investment Options may impose a Low Cost Fund Fee as described in the Contract.

ICC20-VARR-0132AO	3	(Compact Standard) (11/2020)

Additional Requirements and Restrictions

The following apply to this option:

(1)	This option is only available to Contracts with a Determining Life no older than the “Maximum Determining Life Issue Age” shown on the Option Specifications Page on the date the application is signed;

(2)

This option is not available to a beneficially owned Contract, which is a Contract that is inherited or established by a Beneficiary who continues to hold the Contract as a Beneficiary (as opposed to treating the Contract as his/her own) for tax purposes;

(3)

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide or any subsidiary or affiliate of Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any amount not accepted will be returned to the Contract Owner;

(4)

Nationwide may restrict the availability of this option in conjunction with other options that may be offered under the Contract. Other options that are not available for election in conjunction with this option are identified in the application;

(5)

For Contracts that offer the Fixed Account, the Fixed Account is not available for this option, except as the originating account for certain dollar cost averaging programs offered in conjunction with this option. For additional information, see the Fixed Account Endorsement if applicable;

(6)	The Determining Life cannot be changed;

(7)	The method for calculating the Contract Value, Death Benefit, or any other benefits or values described in the Contract or any other option is not modified by this option;

(8)	If Contract Value is zero, Excess Surrenders, Standard Adviser Fees, and Excess Adviser Fees are no longer permitted;

(9)

Surrender of the Lifetime Withdrawal Amount and the Non-Lifetime Withdrawal, if taken, will reduce the Contract Value, Death Benefit, and any other benefits and values as described in the Contract or any other option; and

(10)	Allocations to and transfers among the investment options are limited as provided in the Investment Allocation and Transfer Restrictions section of this option.

Standard Adviser Fees and Excess Adviser Fees

To the extent permitted by applicable law, the Contract Owner may take Surrenders to pay investment advisory fees. To do so, the investment adviser and Contract Owner must provide authorization to Nationwide. Surrenders for Standard Adviser Fees and Excess Adviser Fees reduce the Contract Value by the gross dollar amount surrendered.

Once the Contract Value is zero, Surrenders for Standard Adviser Fees or Excess Adviser Fees are no longer permitted. If the Contract Value falls to zero because of Excess Adviser Fees, the Current Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

ICC20-VARR-0132AO	4	(Compact Standard) (11/2020)

Standard Adviser Fees will not reduce the Current Income Benefit Base. Excess Adviser Fees will reduce the Current Income Benefit Base as described in the Calculation of the Current Income Benefit Base Before Lifetime Withdrawals - Excess Adviser Fees and Calculation of the Current Income Benefit Base After Lifetime Withdrawals Begin - Excess Adviser Fees sections of this option.

Additional Purchase Payments

Additional Purchase Payments may be permitted if the Contract Value is greater than zero. Once the Contract Value falls to zero, the Contract Owner is no longer permitted to submit additional Purchase Payments.

After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments. Any amount refused will be returned to the Contract Owner.

Calculation of the Current Income Benefit Base Before Lifetime Withdrawals

On the Option Effective Date, the Original Income Benefit Base equals the Contract Value. Thereafter, at each Option Anniversary prior to the first Lifetime Withdrawal, Nationwide will compare the Current Income Benefit Base with the Contract Value. If the Contract Value is higher than the Current Income Benefit Base, the Current Income Benefit Base will be reset to qual the Contract Value. The Current Income Benefit Base is adjusted for additional Purchase Payments, a Non-Lifetime Withdrawal, Early Surrenders, and Excess Adviser Fees as described below. Standard Adviser Fees reduce the Contract Value but do not cause an adjustment to the Current Income Benefit Base.

If at any time prior to the first Lifetime Withdrawal, the Contract Value is equal to zero, no further recalculations of the Current Income Benefit Base will be performed. The Lifetime Withdrawal Amount will be established using the Current Income Benefit Base and Lifetime Withdrawal Percentage as of the date the Contract Value fell to zero. If the age of the Determining Life, or Joint Determining Life, if applicable, on the date the Contract Value fell to zero is less than 59 1⁄2, then the Lifetime Withdrawal Percentage will be set at the rate applicable for the Determining Life, or Joint Determining Life, if applicable, at age 59 1⁄2. Notwithstanding the foregoing, Lifetime Withdrawals may not begin before the date on which the Determining Life, or younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2.

Additional Purchase Payments

Additional Purchase Payments will increase the Current Income Benefit Base by the amount of the Purchase Payment accepted.

Early Surrenders

Early Surrenders will reduce the Contract Value by the amount of the Early Surrender. Early Surrenders will reduce the Current Income Benefit Base by the greater of the following amounts:

(1)	the gross dollar amount of the Early Surrender; or
(2)	the proportional amount of the Early Surrender as determined by the following formula:

gross dollar amount of the Early Surrender Contract Value	X	Current Income Benefit Base prior to the Early Surrender

Excess Adviser Fees

Excess Adviser Fees will reduce the Current Income Benefit Base by the greater of the following amounts:

(1)	the gross dollar amount of the Excess Adviser Fees; or
(2)	the proportional amount of the Excess Adviser Fees as determined by the following formula:

ICC20-VARR-0132AO	5	(Compact Standard) (11/2020)

gross dollar amount of the Excess Adviser Fee Contract Value (reduced by the Standard Adviser Fees withdrawn)	X	Current Income Benefit Base prior to the Excess Adviser Fee

Non-Lifetime Withdrawal

This option permits a one-time only election to designate the first Surrender taken on or after the first Option Anniversary and before the Withdrawal Start Date as the Non-Lifetime Withdrawal. The Non-Lifetime Withdrawal can only be taken on or after the date on which the Determining Life, or the younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2. The Non-Lifetime Withdrawal does not initiate the lifetime income benefit under this option and will not establish the Lifetime Withdrawal Percentage. The Non-Lifetime Withdrawal is subject to the following:

(1)	The Surrender request must be submitted on or after the first Option Anniversary and before the Withdrawal Start Date;
(2)	The Surrender request must be submitted in writing on a Nationwide provided form;
(3)	The Surrender request must state that the Surrender is being requested as a Non-Lifetime Withdrawal; and
(4)	The Surrender request must be submitted before the Contract Owner begins taking Lifetime Withdrawals.

The Non-Lifetime Withdrawal will reduce the Current Income Benefit Base by the proportional amount of the Non-Lifetime Withdrawal, as determined by the following formula:

gross dollar amount of the Non-Lifetime Withdrawal Contract Value (prior to the Non-Lifetime Withdrawal)	X	Current Income Benefit Base prior to the Non-Lifetime Withdrawal

Lifetime Withdrawals

The Contract Owner may, but is not required to, begin taking a Surrender from the Contract on or after the date on which the Determining Life, or younger of the Determining Life and Joint Determining Life if the Joint Option is elected, reaches age 59 1⁄2. Unless the Contract Owner requests a Non-Lifetime Withdrawal, Standard Adviser Fees, or Excess Adviser Fees, the first Surrender constitutes the first Lifetime Withdrawal under this option. Nationwide will Surrender amounts proportionally from each elected Permitted Investment Option as of the date of the Surrender request.

At the time of the first Lifetime Withdrawal, the Lifetime Withdrawal Percentage is established based on the applicable table in the Option Specifications Page. Once the Lifetime Withdrawal Percentage is established it will be multiplied by the Current Income Benefit Base to determine the Lifetime Withdrawal Amount for the current calendar year. The Lifetime Withdrawal Amount is the maximum amount that can be withdrawn from the Contract during the calendar year without reducing the Current Income Benefit Base. If the Option Effective Date is within the same calendar year as the first Lifetime Withdrawal, the Lifetime Withdrawal Amount for the first calendar year will be prorated based upon the number of calendar days from the Option Effective Date to the end of the calendar year.

When the Lifetime Withdrawal Percentage is established, it will not change while the Contract and this option remain in-force. The Lifetime Withdrawal Amount may be taken during each calendar year beginning with the first Lifetime Withdrawal and is non-cumulative. This means any part of the Lifetime Withdrawal Amount not taken during a given calendar year cannot be added to the available Lifetime Withdrawal Amount in subsequent calendar years.

If any scheduled payment amount is $100 or less, Nationwide may require the interval of payment to be modified so that the payment amount will be greater than $100. In no case will scheduled payments be modified to an interval longer than one year.

ICC20-VARR-0132AO	6	(Compact Standard) (11/2020)

Early Surrenders, Excess Surrenders, Excess Adviser Fees, and the Non-Lifetime Withdrawal will reduce the Current Income Benefit Base and the Lifetime Withdrawal Amount.

Calculation of the Current Income Benefit Base After the Lifetime Withdrawals Begin

At the time of the first Lifetime Withdrawal, the Current Income Benefit Base will not change, except if one or more of the following occurs: additional Purchase Payments, Excess Surrenders, Excess Adviser Fees, and Reset Opportunities. Standard Adviser Fees reduce the Contract Value but do not reduce the Current Income Benefit Base.

Additional Purchase Payments

Additional Purchase Payments will increase the Current Income Benefit Base by the amount of the Purchase Payment accepted. Any resulting increase to the Lifetime Withdrawal Amount will be available in full (not prorated) in the calendar year in which the additional Purchase Payment was submitted.

Excess Surrenders

Excess Surrenders taken in any calendar year will immediately reduce the Current Income Benefit Base by the greater of the following amounts:

(1)	the gross dollar amount of the Excess Surrender; or
(2)	the proportional amount of the Excess Surrender as determined by the following formula:

gross dollar amount of the Excess Surrender Contract Value (reduced by the Lifetime Withdrawal Amount)	X	Current Income Benefit Base prior to the Excess Surrender

RMD Privilege. Notwithstanding the above, if required minimum distributions (“RMD”) under the Code for the Contract will not be met for the calendar year by Surrendering the available Lifetime Withdrawal Amount, the Contract Owner will be permitted to take an Excess Surrender(s) to meet RMD without reducing the Current Income Benefit Base. This exception is not permitted for beneficially owned Contracts. Nationwide may eliminate this exception if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This exception is not available in the calendar year of the Option Effective Date.

Once the Contract Value is zero, Excess Surrenders are no longer permitted. If the Contract Value falls to zero as a result of an Excess Surrender, the Current Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

Excess Adviser Fees

Excess Adviser Fees will reduce the Current Income Benefit Base immediately by the greater of the following amounts:

(1)    the gross dollar amount of the Excess Adviser Fees; or

(2)    the proportional amount of the Excess Adviser Fees as determined by the following formula:

gross dollar amount of the Excess Adviser Fees Contract Value (reduced by Standard Adviser Fees withdrawn)	X	Current Income Benefit Base prior to the Excess Adviser Fee

Once the Contract is zero, Excess Adviser Fees are no longer permitted. If the Contract Value falls to zero as the result of an Excess Adviser Fee, the Current Income Benefit Base will be reduced to zero and the Contract will automatically terminate.

ICC20-VARR-0132AO	7	(Compact Standard) (11/2020)

RMD Privilege. For purposes of the withdrawal privilege for RMD under the Code for the Contract, Standard Adviser Fees and Excess Adviser Fees are permitted, provided that the Contract Value is greater than zero. Standard Adviser Fees will not reduce the Current Income Benefit Base; however, Excess Adviser Fees taken for purposes of this RMD privilege will reduce the Current Income Benefit Base as described above. Nationwide may eliminate this exception if the Code provisions or Internal Revenue Service rules or guidance relating to required minimum distributions change. This exception is not available during the calendar year of the Option Effective Date. This exception is also not available for beneficially owned Contracts.

Reset Opportunities

This option contains automatic reset opportunities, whereby on each Option Anniversary, Nationwide will compare the Current Income Benefit Base and the Contract Value. If the Contract Value is greater, the Current Income Benefit Base will be reset to equal the current Contract Value. After the first Lifetime Withdrawal, any increase in the Lifetime Withdrawal Amount that results from a reset will be available in full (not prorated) in the calendar year of the reset. If the Current Income Benefit Base is equal to or greater than the Contract Value, no reset will occur, and the Current Income Benefit Base will remain unchanged.

Unless the Contract Owner instructs Nationwide otherwise, these resets will occur automatically on each Option Anniversary prior to the first Lifetime Withdrawal. Thereafter, automatic resets will occur on each subsequent Option Anniversary until the current charge for, or the list of Permitted Investment Options associated with, this option changes. In the event the charge or the list of Permitted Investment Options associated with this option changes, the reset opportunities are no longer automatic.

The Contract Owner, or Annuitant in the case of a non-natural Contract Owner, may elect in writing to Nationwide to discontinue the automatic reset feature. The Contract Owner, or Annuitant in the case of a non-natural Contract Owner, may subsequently elect in writing to Nationwide to resume the automatic reset feature.

Non-Automatic Reset Opportunities. In the event the charge for or the list of Permitted Investment Options associated with this option changes after the first Lifetime Withdrawal, the reset opportunities are no longer automatic. Nationwide will provide written notice to the Contract Owner on or about the Option Anniversary of the non-automatic reset opportunity, provided that the Contract Value exceeds the Current Income Benefit Base on the Option Anniversary. The notice will include information about the current Contract Value, Current Income Benefit Base, charge, and list of Permitted Investment Options. Nationwide will also provide the Contract Owner with instructions on how to communicate an election to reset the Current Income Benefit Base.

An election to reset the Current Income Benefit Base must be received by Nationwide within 60 days after the applicable Option Anniversary. An election to reset also constitutes an agreement to accept the current charge and current list of Permitted Investment Options associated with this option. An election to reset the Current Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset or there is a change to the charge or list of Permitted Investment Options.

If Nationwide does not receive an affirmative election to reset the Current Income Benefit Base within 60 days after the applicable Option Anniversary, Nationwide will consider the offer to reset the Current Income Benefit Base to be rejected. Nationwide will not reset the Current Income Benefit Base (it will remain as it was immediately prior to the Option Anniversary) and, if applicable, future automatic Current Income Benefit Base resets will cease, unless resumed by written request to Nationwide. Nationwide will continue to provide written notice of subsequent Current Income Benefit Base reset opportunities on or about each Option Anniversary. Any election to subsequently reset the Current Income Benefit Base will reinstate automatic resets as provided in this option unless the Contract Owner elects in writing to discontinue the automatic reset.

Joint Option

The Joint Option feature is available for all contract types except Charitable Remainder Trusts. For all other contract types, the applicant may elect the feature only at the time this GLWB Option is elected. If elected, the Joint Option allows the survivor of the Determining Life and Joint Determining Life to continue to receive, for the duration of his/her lifetime, the Lifetime Withdrawal Amount.

ICC20-VARR-0132AO	8	(Compact Standard) (11/2020)

To take advantage of this feature the following requirements must be met.

(1)	The spouse of the Determining Life must be named as the Joint Determining Life and cannot be changed;

(2)	The Joint Determining Life must be no older than the Maximum Joint Determining Life Issue Age (shown on the Option Specifications Page) on the date the application is signed;

(3)

For Contracts with a non-natural owner, the Determining Life and Joint Determining Life must be named as Co-Annuitants. However, in the case of a non-natural Contract Owner and/or Joint Owner, and where the Spousal Protection Death Benefit Feature is not applicable, the Determining Life and Joint Determining Life must be named as the Annuitant and Contingent Annuitant and as the only Beneficiaries. In this case, one Death Benefit is paid when the last survivor of the Annuitant and Contingent Annuitant dies;

(4)

The Determining Life and Joint Determining Life must be named as the only Beneficiaries. Any other named parties to the Contract, except for Contingent Beneficiaries, must be the Determining Life or Joint Determining Life; and

(5)

If both the Determining Life and Joint Determining Life are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose life annuity payments involving life contingencies depend. For a Contract issued as an IRA or Roth IRA, only the person for whom the IRA or Roth IRA was established may be named.

Termination of the Joint Option

Once the Joint Option is elected, it can only be removed prior to the first Lifetime Withdrawal. To remove the Joint Option, Nationwide must be provided with proof of divorce, annulment, or dissolution of the marriage between the Determining Life and Joint Determining Life.

If the Joint Option is removed, any additional charge assessed for it will end and the applicable Lifetime Withdrawal Percentages will be those that would have applied if the Joint Option had never been elected.

If the Joint Option is removed from the Contract, it may not be re-elected or added to cover a subsequent spouse.

Termination

This option automatically terminates upon the earliest of the following:

(1)	a full Surrender of the Contract;

(2)	the death of the Determining Life or, if the Joint Option is elected, the death of the last survivor of the Determining Life and the Joint Determining Life;

(3)	Annuitization of the Contract; or

(4)	the Contract Owner is changed or the Contract is assigned, except in the following circumstances:

(a)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the Determining Life to a custodian, or from a custodian to the Determining Life;

ICC20-VARR-0132AO	9	(Compact Standard) (11/2020)

(c)

the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(d)	the change is merely the removal of a Contract Owner where the Contract is jointly owned.

In addition, if an Early Surrender, Excess Surrender, Excess Adviser Fee, or Non-Lifetime Withdrawal reduces the Current Income Benefit Base to zero, the Contract will terminate and all benefits under this option will end.

If this option terminates for any reason, the additional charge will also terminate.

Reports

Before the first Lifetime Withdrawal, the annual report provided for in the Contract will include the Current Income Benefit Base as of the end of the previous calendar year and the Lifetime Withdrawal Amount available for the earliest possible Lifetime Withdrawal. After the first Lifetime Withdrawal, the annual report will include the Lifetime Withdrawal Amount and the Current Income Benefit Base.

Annuity Purchase Rates

Notwithstanding any guaranteed annuity purchase rates stated in the Contract, the annuity purchase rates available on the Annuity Commencement Date will not provide less income than the Lifetime Withdrawal Amount in effect at the time of Annuitization.

Executed for Nationwide by:

ICC20-VARR-0132AO	10	(Compact Standard) (11/2020)

PRO 4SM OPTION SPECIFICATIONS PAGE

Option Effective Date:	[11/30/2020]

Parties to the Contract:

Determining Life:	[John Doe]
Joint Determining Life:	[Jane Doe]
Determining Life Date of Birth:	[01/01/1956]
Joint Determining Life Date of Birth:	[12/01/1961]

Contract Requirements:

Maximum Determining Life Issue Age:	[85]

Maximum Joint Determining Life Issue Age:	[85]

Annual Adviser Fee Allowance Percentage:	[1.50]%

Option Charges:

Guaranteed Maximum Charge for GLWB Option
without the Joint Option:	[0.55]% of the then current Income Benefit Base deducted on each Option Anniversary

Guaranteed Maximum Charge for GLWB Option
with the Joint Option:
[0.70]% of the then current Income Benefit Base deducted on each Option Anniversary

Purchase Payment Limits:

After the first Option Anniversary, Nationwide reserves the right to refuse any subsequent Purchase Payments. Any amount refused will be returned to the Contract Owner.

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide or any subsidiary or affiliate of Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any amount not accepted will be returned to the Contract Owner.

ICC20-VARR-0132AO	11	(Compact Standard) (11/2020)

GLWB LIFETIME WITHDRAWAL PERCENTAGES TABLES

Lifetime Withdrawal Percentages if the Joint Option is not elected:

Age of the Determining Life*	Lifetime Withdrawal Percentage

[59 1⁄2]	[4.00]%
[60]	[4.00]%
[61]	[4.00]%
[62]	[4.00]%
[63]	[4.00]%
[64]	[4.00]%
[65]	[4.00]%
[66]	[4.00]%
[67]	[4.00]%
[68]	[4.00]%
[69]	[4.00]%
[70]	[4.00]%
[71]	[4.00]%
[72]	[4.00]%
[73]	[4.00]%
[74]	[4.00]%
[75]	[4.00]%
[76]	[4.00]%
[77]	[4.00]%
[78]	[4.00]%
[79]	[4.00]%
[80]	[4.00]%
[81]	[4.00]%
[82]	[4.00]%
[83]	[4.00]%
[84]	[4.00]%
[85]	[4.00]%
[86]	[4.00]%
[87]	[4.00]%
[88]	[4.00]%
[89]	[4.00]%
[90+]	[4.00]%

*The age used to determine the Lifetime Withdrawal Percentage is the applicable age on the date of the first Lifetime Withdrawal.

ICC20-VARR-0132AO	12	(Compact Standard) (11/2020)

Lifetime Withdrawal Percentages if the Joint Option is elected:

Age of the younger of the Determining Life or Joint Determining Life*	Lifetime Withdrawal Percentage

[59 1⁄2]	[3.75]%
[60]	[3.75]%
[61]	[3.75]%
[62]	[3.75]%
[63]	[3.75]%
[64]	[3.75]%
[65]	[3.75]%
[66]	[3.75]%
[67]	[3.75]%
[68]	[3.75]%
[69]	[3.75]%
[70]	[3.75]%
[71]	[3.75]%
[72]	[3.75]%
[73]	[3.75]%
[74]	[3.75]%
[75]	[3.75]%
[76]	[3.75]%
[77]	[3.75]%
[78]	[3.75]%
[79]	[3.75]%
[80]	[3.75]%
[81]	[3.75]%
[82]	[3.75]%
[83]	[3.75]%
[84]	[3.75]%
[85]	[3.75]%
[86]	[3.75]%
[87]	[3.75]%
[88]	[3.75]%
[89]	[3.75]%
[90+]	[3.75]%

*The age used to determine the applicable Lifetime Withdrawal Percentage is the applicable age on the date of the first Lifetime Withdrawal.

ICC20-VARR-0132AO	13	(Compact Standard) (11/2020)